EXHIBIT 99.1

Press Release U-STORE-IT TRUST (NYSE — YSI)

Daniel B. Hurwitz Elected to U-Store-It Trust’s Board of Trustees

CLEVELAND, OH — (MARKET WIRE) — 01/28/08 — U-Store-It Trust (NYSE: YSI) announced that Daniel B. Hurwitz has been elected to the Company’s Board of Trustees effective January 25, 2008. He is expected to stand for re-election at the May shareholders meeting, when his current term of office expires.

William M. Diefenderfer III U-Store-It’s Chairman of the Board said, “We are pleased to have someone of Dan’s background and experience join our Board. Dan as an independent director will assist the Board and management in implementing our business plan in 2008 and beyond.”

Mr. Hurwitz was appointed President and Chief Operating Officer of Developers Diversified Realty in May 2007. He previously served as Senior Executive Vice President and Chief Investment Officer since May 2005 and as Executive Vice President of Developers Diversified from June 1999 through April 2005. Mr. Hurwitz is responsible for Developers Diversified’s core revenue departments, in addition to management of the various disciplines related to the day-to-day operations of the Company. Moreover, he is a member of the Company’s executive committee, management committee and investment committee.

“Dan brings additional public company real estate expertise to our Board and I am delighted to welcome him to U-Store-It Trust,” said Dean Jernigan, U-Store-It’s President and Chief Executive Officer.

Mr. Hurwitz resides in Cleveland, Ohio. He is a graduate of Colgate University and the Wharton School of Business Executive Management Program at the University of Pennsylvania. Mr. Hurwitz is a member of the Board of Directors of Boscov’s Department Store Inc., a member of the Board of Trustees of Hawken School, a member of the Board of Directors of the Network, and Vice Chairman of the Board for Summer on the Cuyahoga, a civic internship program. Professionally, he is a member of ICSC and ULI and serves as co-chair of ICSC’s Open Air Centers Committee.

About U-Store-It Trust

U-Store-It Trust is a self-administered and self-managed real estate investment trust focused on the ownership, operation, acquisition and development of self-storage facilities in the United States. The Company’s self-storage facilities are designed to offer affordable, easily accessible and secure storage space for residential and commercial customers. According to the 2008 Self-Storage Almanac, U-Store-It Trust is one of the top four owners and operators of self-storage facilities in the United States.

Contact:
U-Store-It Trust
Christopher Marr
Chief Financial Officer
(610) 293-5700